Exhibit 99.2

Press Release	Source: Magnum D'Or Resources, Inc.

Magnum D'Or Resources Signs Definitive Agreement with Artech Recyclingtechnik GmbH
Tuesday January 22, 9:05 am ET

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Magnum D’Or Resources, Inc. (OTCBB:MDOR) (Magnum) signs definitive agreement with Artech Recyclingtechnik GmbH (ARTECH) for the exclusive rights to distribute and license its products and technology in North America and China.

Magnum will have exclusivity for the distribution and licensing of all products, technology, copyrights, know-how, machinery, royalties, franchises, website(s), etc. that ARTECH currently produces and markets worldwide.

Felix Assfalg managing director of ARTECH stated, “We have formed a close relationship with Magnum over the past year and look to grow them into a Global Leader in the Recycling industry using our one of a kind tested and proven technology.”

ARTECH develops, designs, and manufactures state of the art equipment and machinery for use in the recycle industry. It also provides customized equipment for use in virtually any waste processing application worldwide. Applications include use in EBS, metal, paper, special waste, electronic scrap, wood, rubber, tires, etc.

ARTECH holds worldwide, patents, know-how, and technological secrets for the production of ultra-fine rubber powders from scrap tires and other discarded rubber material. Artech’s advanced technology utilizes a high degree of computerized automation, thus allowing precise processing of scrap input to produce a value added raw material. These ultra pure raw materials can then be combined through a proprietary process to produce a variety of elastomeric alloys (EAs). These EAs in turn can be used in a wide range of applications that replace conventional products made from virgin resources. These production techniques are patented in 27 countries.

Magnum, through the use of Artech’s technology, products, and expertise will provide turnkey plants throughout its licensed territories. These plants will provide the industry with:

·	Plants for the production of high quality rubber powders
·	Plants for the production of thermoplastics and thermoplastic elastomers (EAs)
·	Establishment of technical facilities for research and development

For more information about Artech Recyclingtechnik GmbH: http://www.artech-recyclingtechnik.de/ and http://www.artech-recyclingtechnik.de/download/Image-Prospekt_en.pdf

Magnum envisions itself becoming a Global Leader in the Recycling industry by providing: Turnkey Recycling Plants, Operational Assistance, Consulting Resources, Waste Management Solutions, and Heavy Equipment Supplies, such as, shredders, granulators, and various machinery for reclaiming and utilizing raw materials. Magnum will also continue as an 'incubator' for businesses seeking to expand in the public venue through acquisitions and partnerships.

Magnum, through Spreelast, owns licensing rights and technology to a number of patents for Devulcanising rubber, production of EPDM powders, and EPDM compounds that could potentially revolutionize the rubber recycling industry in the U.S., Canada, and China.

Safe Harbor Statement under the Private Securities Litigation Reform Act Of 1995:

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The company is not required to update its forward-looking statements.

Contact:
Magnum D'Or Resources, Inc., Fort Lauderdale
Joseph Glusic, CEO, 305-420-6563
mdor@magnumresources.net
www.magnumresources.net

Source: Magnum D'Or Resources, Inc.